UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RESOURCE AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RESOURCE AMERICA, INC.
One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, March 12, 2013

To the Stockholders of RESOURCE AMERICA, INC.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Tuesday, March 12, 2013, at 9:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect three directors to serve three-year terms expiring at the annual meeting of stockholders in 2016.

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Resource America, Inc. for the fiscal year ending September 30, 2013.

3.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

Only stockholders of record on our books at the close of business on January 18, 2013, which we refer to as the record date, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.  A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112.  The stock transfer books will not be closed.

                    By order of the Board of Directors,
                    Michael S. Yecies, Secretary
                    February 1, 2013

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying return envelope, which requires no postage if mailed in the United States.

If you plan to attend the Meeting, you need to bring a form of personal identification with you.  If your stock is held of record by a bank, broker or other nominee, you also need to bring an account statement indicating that you beneficially own the shares as of the record date, or a letter from the record holder indicating that you beneficially own the shares as of the record date, and, if you wish to vote at the meeting, you must first obtain from the record holder a proxy issued in your name.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 12, 2013:  The proxy statement and our 2012 annual report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73519&p=proxy.

RESOURCE AMERICA, INC.
One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA  19112

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MARCH 12, 2013

ABOUT THE MEETING

Solicitation of Proxies.  This proxy statement and the accompanying proxy are furnished to stockholders of Resource America, Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2013 annual meeting of stockholders of Resource America to be held on March 12, 2013, at 9:00 a.m., which we refer to as the Meeting, at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date.  Resource America’s annual report on Form 10-K for the year ended September 30, 2012, including consolidated financial statements, which we refer to as our 2012 Form 10-K, the Notice of Annual Meeting, this proxy statement and the proxy card are first being sent to stockholders on or about  February 1, 2013.

Who Can Vote.  Only stockholders of record at the close of business on January 18, 2013, will be entitled to notice of and to vote at the Meeting.  Each of the 19,553,350 shares of our common stock issued and outstanding on that date is entitled to one vote at the Meeting.

How to Vote — Proxy Instructions.  If you are a holder of record of Resource America common stock, you may vote your shares by mailing in your proxy card.  Stockholders who hold their shares in “street name” will need to obtain a voting instruction card from the institutions that hold their shares and must follow the voting instructions given by those institutions.

You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1); and you may also specify whether your shares should be voted for, against or abstain from the ratification of the appointment of Grant Thornton LLP (Proposal 2) as our independent registered public accounting firm for the fiscal year ending September 30, 2013.

If you do not specify how you want to vote your shares on your proxy card, and your shares are not designated as broker non-votes, we will vote them “For” the election of the three nominees for director named in Proposal 1 and “For” ratification of approval of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013 as set forth in Proposal 2, below.

Broker Non-Votes.  A broker “non-vote” occurs when a nominee holder, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  Generally banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting.  Proposal 1 described below is not considered a “routine” matter.  Proposal 2 described below is considered a “routine” matter.

Revocation of Proxies.  If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke voting instructions you have previously sent to the broker or nominee.

Quorum.  A quorum of stockholders is necessary to hold a valid meeting.  A quorum will exist if holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Meeting for purposes of determining whether a quorum exists.  Under current Nasdaq Stock Market rules, broker non-votes will be counted as present for purposes of determining the existence of a quorum, but since they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any matter.

Required Vote.  Under Delaware law and our bylaws, a nominee who receives a plurality of the votes cast at the Meeting will be elected as a director. The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee and broker non-votes will not affect the determination of whether that nominee has received the necessary votes for election. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board of Directors to replace any such nominee. However, the Board of Directors does not anticipate that this will occur.

In order to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending September 30, 2013, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required, either in person or by proxy.  The number of shares not voted for approval and the number of abstention votes cast will be counted as votes against the ratification.

Householding of Proxy Materials.  The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold common stock directly. Requests should be addressed to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, Attention: Shareholder Services Department, or by calling 1-800-937-5449 (718-921-8200 for foreign stockholders).  We will promptly furnish a separate copy of the proxy statement upon a written or oral request by a stockholder currently subject to householding.

Other Business.  We do not intend to bring any business before the meeting other than as set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement.  We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy soliciting materials to the beneficial owners of our common stock at our expense.  No employees have been specially engaged to solicit proxies.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of January 18, 2013, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors, (c) each of our named executive officers, and (d) all of the named executive officers and directors as a group.  This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.  Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.  Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common stock
Beneficial owner	Amount and nature of		Percent of
Directors (1)	beneficial ownership		class
Michael J. Bradley	37,361	(2)	*
Carlos C. Campbell	65,646	(2)(3)	*
Edward E. Cohen	3,086,477	(4)(6)(7)(8)(9)(10)(11)	15.14%
Jonathan Z. Cohen	3,099,933	(4)(7)(8)(9)(10)(11)	15.18%
Donald W. Delson	0		*
Hersh Kozlov	54,756	(2)	*
Robert L. Lerner	9,544		*
Andrew M. Lubin	62,291	(2)(3)	*
John S. White	62,451	(2)(3)	*

Non-director executive officers (1)
Jeffrey F. Brotman	106,041	(4)(7)(8)	*
Thomas C. Elliott	200,333	(4)(5)(6)(7)	1.02%
Arthur J. Miller	20,810	(4)(7)	*
Michael S. Yecies	102,513	(4)(7)	*
All named executive officers and directors as a group (13 persons)	5,705,593	(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	27.04%

Other owners of more than 5% of outstanding shares
William C. Martin/Raging Capital Management, LLC/Raging Capital Master Fund, Ltd.	2,060,741	(12)	10.54%
Donald A. Yacktman/Yacktman Asset Management Co., Inc.	1,544,462	(13)	7.90%
Leon G. Cooperman/Omega Charitable Partnership, L.P.	2,442,151	(8)(14)	11.87%
Dimensional Fund Advisors LP	1,181,951	(15)	6.04%

* Less than 1%

(1)	The address for all our directors and officers is One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112.
(2)
Includes vested units representing the right to receive one share of common stock per unit granted under our 2002 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts:  Mr. Bradley – 22,361 units; Mr. Campbell – 26,761 units; Mr. Kozlov – 20,756 units; Mr. Lubin – 26,761 units; and Mr. White – 26,761 units.

(3)
Includes vested units representing the right to receive one share of common stock per unit granted under our 1997 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts:  Mr. Campbell – 34,690 units; Mr. Lubin – 34,690 units; and Mr. White – 34,690 units.

(4)
Includes shares allocated under our Investment Savings Plan, or 401(k) plan, in the following amounts: Mr. Brotman – 113 shares; Mr. E. Cohen – 24,059 shares; Mr. J. Cohen – 49,157 shares; Mr. Elliott – 39,653 shares; Mr. Miller – 12,070 shares; and Mr. Yecies – 8,115 shares, as to which each has voting power.

(5)	Includes shares issuable on exercise of options granted under our 1999 Key Employee Stock Option Plan in the following amounts: Mr. Elliott – 5,298 shares.
(6)	Includes shares issuable on exercise of options granted under our 2002 Key Employee Stock Option Plan in the following amounts: Mr. E. Cohen – 75,161 shares; and Mr. Elliott – 64,083 shares.

(7)
Includes shares issuable on exercise of options granted under our Omnibus Equity Compensation Plan in the following amounts:  Mr. E. Cohen – 4,839 shares; Mr. J. Cohen – 275,000 shares; Mr. Brotman – 30,000 shares; Mr. Elliott – 5,000 shares; Mr. Miller – 5,000 shares; and Mr. Yecies – 12,500 shares.

(8)
Includes common stock purchase warrants acquired in connection with our private placement of senior notes with detachable warrants in the following amounts: Mr. Brotman – 9,804 warrants; Mr. E. Cohen – 754,902 warrants; Mr. J. Cohen – 593,137 warrants; and Mr. Cooperman – 1,029,412 warrants.  The amounts shown for Messrs. E. Cohen and J. Cohen include 514,706 warrants held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees.

(9)
Includes 641,607 shares held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees.  Messrs. E. Cohen and J. Cohen disclaim beneficial ownership of these shares.

(10)	Includes 46,250 shares held in trusts for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.
(11)	Includes 46,250 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary.
(12)
This information is based on Amendment No. 2 to Schedule 13D filed with the SEC on January 2, 2013.  Raging Capital Management is the Investment Manager of Raging Capital Master Fund.  Mr. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital Management and, therefore, may be deemed to beneficially own the shares owned directly by Raging Capital Master Fund.  Mr. Martin’s and Raging Capital Management’s address is Ten Princeton Avenue, Rocky Hill, NJ 08553.  Raging Capital Master Fund’s address is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands.

(13)	This information is based on Form 13F filed with the SEC as of September 30, 2012. Mr. Yacktman’s and Yacktman Asset Management’s address is 6300 Bridgepoint Parkway, Suite 320, Austin, TX 78730-5073.
(14)
This information is based on Form 4 filed with the SEC on December 27, 2012.  Includes 1,191,733 shares held by Omega Charitable Partnership, L.P. and 221,006 shares held by Mr. Cooperman’s son, Michael S. Cooperman.  Mr. Cooperman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.  Mr. Cooperman’s address is 2700 North Military Trail, Suite 230, Boca Raton, FL 33301.  Omega Charitable Partnership’s address is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005.

(15)	This information is based on Form 13F filed with the SEC as of September 30, 2012. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year.  Based on our review of these reports, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2012.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with directors in each class serving three-year terms.  Three directors are to be elected at the Meeting to serve until the 2016 annual meeting.

The Board of Directors recommends that stockholders vote “FOR” the following nominees: Michael J. Bradley, Edward E. Cohen and Andrew M. Lubin.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Bradley, E. Cohen and Lubin.  Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend.  The Board of Directors knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors.  There are no family relationships among the nominees and our directors except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, the Chairman of our Board of Directors.

Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting:

Michael J. Bradley, 68. Member of our Board of Directors since 2005.  Co-owner and Managing Director of BF Healthcare, Inc. (a supplier of physician services to hospitals and assisted living facilities) since 1999.  Director of The Bancorp, Inc. (a publicly-traded bank holding company) since 2005.  Managing Board Member of Atlas Pipeline Partners GP, LLC from 2004 to 2005.  Chairman of the Board of First Executive Bank from 1988 to 1998 and Vice Chairman of First Republic Bank from 1998 to 2003.  Lead independent director of Sourcecorp, Inc. (a publicly-traded business process outsourcing company) from 1996 to 2008.  The Board of Directors concluded that Mr. Bradley, a certified public accountant, should serve as a director due to his extensive professional and leadership experience in the financial services industry (a principal focus of our business), his financial expertise, his experience in funding and operating service-oriented businesses and his seven years of experience as one of our directors.

Edward E. Cohen, 73. Member of our Board of Directors since 1988.  Chairman of our Board since 1990.  Chief Executive Officer from 1988 to 2004.  President from 2000 to 2003.  Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us) from its formation in 2005 to November 2009 and director since November 2009.  Chief Executive Officer of Atlas Energy GP, LLC (general partner of Atlas Energy, L.P. (formerly known as Atlas Pipeline Holdings, L.P.), a publicly-traded energy limited partnership) from its formation in December 2005 until February 2009, Chief Executive Officer and President since February 2011 and Chairman from December 2005 through February 2011.  Chairman and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) (a publicly-traded energy company formerly owned by us) from its formation in 2000 until its sale in February 2011, and President from September 2000 to October 2009.  Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (general partner of Atlas Pipeline Partners, L.P., a publicly-traded midstream natural gas gathering and processing limited partnership) since its formation in 1999, and Chief Executive Officer from 1999 to January 2009.  Chairman of the Managing Board and Chief Executive Officer of Atlas Resource Partners GP, LLC (general partner of Atlas Resource Partners, L.P., a publicly-traded oil and gas exploration and production limited partnership) since February 2012.  Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994.  The Board of Directors concluded that Mr. Cohen should serve as a director due to his in depth knowledge of our businesses, the perspective he brings as our former Chief Executive Officer, his extensive directorial experience, his experience as a senior executive or director of financial services and asset management companies and his twenty-four years’ experience as one of our directors, including twenty-two years of experience as our Chairman.

Andrew M. Lubin, 66. Member of our Board of Directors since 1994.  President of Delaware Financial Group, Inc. (a private real estate and investment consulting firm) since 1990.  Director of Real Estate for the University of Delaware since 2010.  The Board of Directors concluded that Mr. Lubin should serve as a director due to his lengthy experience in real estate (a principal business of ours) and in the partnership syndication business (in which several of our businesses actively participate), his experience managing an investment firm and his eighteen years of experience as one of our directors.

Continuing Directors to Serve until the 2014 Annual Meeting:

Carlos C. Campbell, 75. Member of our Board of Directors since 1990.  President of Global 21, LLC (a strategic advisory firm) since 2011.  President of Initiative Films, LLC (an independent film company) since 2011.  President of C.C. Campbell and Company (a management consulting firm) from 1985 to 2011.  Assistant Secretary of Commerce for Economic Development with United States Department of Commerce from 1981 to 1984.  Director of PICO Holdings, Inc. (a publicly-traded diversified holding company) since 1998.  Director of Herley Industries, Inc. (a publicly-traded RF/microwave solutions company) from 2005 to 2011.  Named to the National Association of Corporate Directors’ 2011 Directorship 100, recognizing his work promoting the highest standards of corporate governance.  The Board of Directors concluded that Mr. Campbell should serve as a director due to his demonstrated and recognized excellence as a public company director, his extensive business experience and corporate governance expertise and his twenty-two years of experience as one of our directors.

Robert L. Lerner, 56. Member of our Board of Directors since March 2012.  Managing Director of DPT Capital Management, LLC, an investment firm, since March 2011.  Co-founder and Chairman of Bridgeton Fund Management Corporation (formerly known as Ruvane Fund Management Corporation), a developer and sponsor of private futures funds for high net-worth individuals, and Chief Executive Officer from January 2007 until March 2011. Co-founder of Partners Capital Investment Group, Inc., a private investment firm, and member of its External Investment Committee from 2003 to December 2011.  Senior Advisor to Raging Capital Management, LLC since April 2006.  Co-founder and Senior Vice President of Mount Lucas Management Corporation, a provider of innovative investments to institutional and high-net-worth investors from 1986 to 1992.  Co-founder and President of WoodAllen Capital Management, a global macro hedge fund and commodity trading advisor, from 2003 to October 2006.  See “Corporate Governance – Board Election Arrangement” for a description of the arrangements pursuant to which Mr. Lerner became a member of our Board of Directors.

Hersh Kozlov, 65. Member of our Board of Directors since January 2007.  Partner at Duane Morris LLP (an international law firm) since 2009.  Partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009.  Presidential appointee to national Advisory Committee for Trade Policy and Negotiations from 2002 to 2004.  The Board of Directors concluded that Mr. Kozlov should serve as a director due to his extensive legal experience with respect to corporate and financial matters, his understanding of complex transactions and business structures, his experience as a national trade policy advisor and his experience as one of our directors for five years.

Continuing Directors to Serve until the 2015 Annual Meeting:

Jonathan Z. Cohen, 42. Member of our Board of Directors since 2002.  President since 2003 and Chief Executive Officer since 2004.  Chief Operating Officer from 2002 to 2004.  Executive Vice President from 2001 to 2003.  Senior Vice President from 1999 to 2001.  Chief Executive Officer, President and a Director of Resource Capital Corp. since its formation in 2005.  Executive Chairman of Atlas Energy GP, LLC since January 2012, Chairman from February 2011 to January 2012 and Vice Chairman from its formation in December 2005 to February 2011.  Vice Chairman of Atlas Energy, Inc. from its formation in 2000 until its sale in February 2011.  Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC since its formation in 1999.  Vice Chairman of the Managing Board of Atlas Resource Partners GP, LLC since February 2012.  The Board of Directors concluded that Mr. Cohen should serve as a director based upon his extensive experience in senior executive capacities with us and other public companies, including eight years’ experience as our Chief Executive Officer and his expertise in real estate, financial funds management and commercial finance, our principal businesses.

John S. White, 72. Member of our Board of Directors since 1993.  Independent financial advisor offering private wealth management services to individuals and corporations since 2009.  Executive Director of the Investment Program Association (a national trade association) from 2007 to 2009. Consultant in the financial services industry from 2006 to 2007.  Senior Vice President of Royal Alliance Associates, Inc. (an independent broker/dealer subsidiary of American International Group, Inc.) from 2002 to 2006.  Chief Executive Officer and President of DCC Securities Corporation (a securities brokerage firm) from 1989 to 2002.  The Board of Directors concluded that Mr. White should serve as a director due to his extensive experience and leadership in the investment program industry (in which several of our businesses actively participate), nineteen years of experience as one of our directors and his many years of related business management experience.

Donald W. Delson, 61. Senior Advisor at Keefe, Bruyette & Woods, Inc. from February 2009 until August 2011.  Managing Director, Corporate Finance Group at Keefe, Bruyette & Woods, Inc. from 1997 to February 2009.  Managing Director in the Corporate Finance Group at Alex. Brown & Sons from 1982 to 1997.  Member of the Board of Directors of WSFS Bank since February 2009.  Member of the Board of Directors of Atlas Energy, Inc. from February 2004 until its sale in February 2011.  Member of the Managing Board of Atlas Pipeline Partners GP from June 2003 until May 2004.  The Board of Directors concluded that Mr. Delson should serve as a director due to the depth and breadth of his experience in investments, operations and finance, his understanding of complex financial transactions and products and his experience as a board member of public companies.

Non-Director Executive Officers

Our Board of Directors appoints officers each year at its annual meeting following the annual meeting of stockholders and from time to time thereafter as necessary.

Jeffrey F. Brotman, 49. Executive Vice President since June 2007.  Co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006.  Non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School.  Chairman of the Board of Directors of TRM Corporation (a publicly-traded consumer services company) from September 2006 until September 2008 and President and Chief Executive Officer from March 2006 through June 2007.

Thomas C. Elliott, 39. Chief Financial Officer since December 2009 and Senior Vice President since 2005.  Senior Vice President − Finance and Operations from 2006 to December 2009.  Senior Vice President - Finance from 2005 to 2006.  Vice President – Finance from 2001 to 2005.  Chief Financial Officer, Chief Accounting Officer and Treasurer of Resource Capital Corp. from 2005 to 2006 and Senior Vice President – Finance and Operations since 2006.  From 1997 to 2001, Mr. Elliott held various financial positions at Fidelity Leasing, Inc., a former equipment leasing subsidiary of ours, including Manager of Financial Planning, Director of Asset Securitization and Treasurer.

Arthur J. Miller, 53. Vice President and Chief Accounting Officer since 2004.  Chief Accounting Officer at Destination Maternity, Inc. (a national retailer/manufacturer of maternity wear) from 1999 to 2004.  Vice President, Controller and Chief Accounting Officer of CAI Wireless Systems, Inc. (a wireless telecommunications company) from 1995 to 1999.  Mr. Miller is a certified public accountant.

Michael S. Yecies, 45. Senior Vice President since 2005 and Chief Legal Officer and Secretary since 1998.  Vice President from 1998 to 2005.  Senior Vice President since 2007 and Chief Legal Officer and Secretary of Resource Capital Corp. since 2005.  Attorney at Duane Morris LLP (an international law firm) from 1994 to 1998.

Other Significant Employees

Jeffrey D. Blomstrom, 43. President and Managing Director of Resource Financial Fund Management, Inc. (our wholly-owned asset management subsidiary) since 2003.  Senior Vice President – CDO Structuring of Resource Capital Corp. since 2005.  Managing Director at Cohen and Company (a Philadelphia-based investment bank specializing in the financial services sector) from 2001 to 2003.  Senior Vice President of iATMglobal.net (an ATM software development company) from 2000 to 2001.  Attorney at Covington & Burling (an international law firm) from 1999 to 2000.

David E. Bloom, 48. Senior Vice President since 2001.  President of Resource Capital Partners, Inc. (a wholly-owned real estate subsidiary) from 2002 to 2006.  President of Resource Real Estate, Inc. (a wholly-owned real estate subsidiary) since 2004.  Senior Vice President − Real Estate Investments of Resource Capital Corp. since 2005.  Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 1999 to 2001.  Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 1999.  Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

Alan F. Feldman, 49. Senior Vice President since 2002.  Chief Executive Officer of Resource Real Estate, Inc. since 2004.  Vice President at Lazard Freres & Co. (an investment bank) from 1998 to 2002.  Executive Vice President at PREIT-Rubin, Inc. (the management subsidiary of Pennsylvania Real Estate Investment Trust, a publicly-traded real estate investment trust) and its predecessor, The Rubin Organization, from 1992 to 1998.

Kevin M. Finkel, 41. Vice President since 2006.  President of Resource Capital Partners, Inc. (a wholly-owned real estate subsidiary) since 2006, and Vice President and Director of Acquisitions from 2004 to 2006.  Executive Vice President of Resource Real Estate, Inc. since 2008, Director of Acquisitions since 2004 and Vice President from 2004 to 2008.  Joined Resource America as a consultant in 2002.  Vice President – Real Estate Investments of Resource Capital Corp. since 2006.  Investment Banking Associate at Barclays Capital from 1998 to 2000.  Investment Banking Associate and Analyst at Deutsche Bank Securities from 1994 to 1998.

CORPORATE GOVERNANCE

Board Election Arrangement

Under the terms of a Settlement Agreement dated January 9, 2012 between us, Raging Capital Fund, LP, which we refer to as the Fund, William C. Martin (a principal of the Fund) and Robert L. Lerner (an advisor to the Fund), our Board agreed to increase the number of our directors from eight to nine and elect Mr. Lerner to the Board in the class that expires at our 2014 annual meeting.  In accordance with the requirements of our Bylaws that our three classes of directors be as equal in number as possible, Mr. E. Cohen resigned as a director in the class that expires at our 2014 meeting and was immediately elected by the Board as a director in the class that expires at this Meeting.  For information concerning Mr. Lerner’s background, see “Proposal 1: Election of Directors.”

Under the terms of the Settlement Agreement, if Mr. Lerner resigns from the Board prior to the 2014 annual meeting, then the Fund may recommend a replacement director.  The replacement director must be reasonably acceptable to the Board and must qualify as an “independent director” pursuant to SEC rules and the listing standards of any stock exchange on which our securities are then listed.  The Fund’s right to appoint a replacement director will terminate upon the earlier of (i) the date on which the Fund ceases to beneficially own at least 7.0% of our then outstanding shares of common stock and (ii) any change of control of us (as defined in the Settlement Agreement).  If we, at our option, offer to nominate Mr. Lerner (or any replacement director designated by the Fund) for re-election at our 2014 annual meeting, we must notify the Fund of that intent and in such notice agree to recommend, support and solicit proxies for the election of Mr. Lerner (or his designated replacement) in the same manner as for our other nominees.  Within ten days of receipt of such notice, the Fund may decline to have Mr. Lerner (or any replacement) stand for re-election.  If the Fund’s candidate does stand for election and is elected at the 2014 annual meeting, then the Fund’s rights to designate a replacement will extend until our 2017 annual meeting.

In addition, if the Fund ceases to beneficially own at least 7.0% of our then outstanding shares of common stock, Mr. Lerner or his replacement will promptly tender his or her irrevocable resignation; however our Board is not obligated to accept any such resignation.

The Fund, Mr. Martin and Mr. Lerner have agreed to standstill restrictions prohibiting them from owning more than 14.9% of our common stock or engaging in various proxy or other solicitation activities.  The standstill provisions expire on the date that is ten days prior to the deadline for stockholders to submit nominations for our 2014 annual meeting, or if a Fund-designated candidate is nominated for election to our Board in 2014 as described above, until ten days prior to the 2017 annual meeting.  The Fund, Mr. Martin and Mr. Lerner have further agreed to vote their shares of our common stock (and cause shares held by Fund affiliates to be voted) in favor of the nominees selected by our Board for election as directors during the standstill period.

Our Board of Directors and Its Committees

The Board of Directors held thirteen meetings during fiscal 2012.  Each of the directors attended over 75% of the Board meetings and meetings of the committees on which they served during fiscal 2012.

The Board of Directors has determined that Messrs. Bradley, Campbell, Delson, Kozlov, Lerner, Lubin and White each satisfy the independence requirements of NASDAQ rules.

The Board of Directors has a standing Audit Committee, Compensation Committee, Executive Committee, Investment Committee, and Nominating and Corporate Governance Committee.  All of the members of each Board committee are independent directors, except for the Executive Committee.

Audit Committee.  The Audit Committee reviews the scope and effectiveness of audits by our independent registered public accountants, is responsible for the engagement of independent registered public accountants, and reviews the adequacy of our internal control over financial reporting.  The committee held four meetings during fiscal 2012. The committee currently consists of three directors: Messrs. Lubin (Chairman), Bradley and Campbell.  The Board of Directors has determined that Mr. Bradley, is an “audit committee financial expert” as defined by SEC rules.  The committee has adopted an Audit Committee Charter, which is available on our website at www.resourceamerica.com.  The committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee.  The Compensation Committee establishes and monitors compensation levels for our officers and administers our stock option and equity compensation plans. The committee held three meetings during fiscal 2012.  The committee has adopted a Compensation Committee Charter, which is available on our website at www.resourceamerica.com. The committee currently consists of three directors:  Messrs. Campbell (Chairman), Kozlov and White.

Executive Committee.  The Executive Committee may exercise the powers and authority of the Board, subject to certain limitations and restrictions relating to fundamental corporate matters, during the intervals between meetings of the Board, usually when timing is critical.  The Executive Committee was formed by the Board on December 14, 2011 and has not held any meetings to date.  The committee currently consists of three directors: Messrs. E. Cohen (Chairman), J. Cohen and Bradley.  The committee has adopted an Executive Committee Charter, which is available on our website at www.resourceamerica.com.

Investment Committee.  The Investment Committee assists the Board in monitoring our investments and in reviewing and approving our proposed investments at the Board’s request.  Prior to December 14, 2011, we had a Corporate Governance and Investment Committee and a separate Nominating Committee.  Pursuant to actions taken by the Board on December 14, 2011, we now have a Nominating and Corporate Governance Committee and a separate Investment Committee.  The committee currently consists of three directors: Messrs. Delson (Chairman), Lerner and Lubin.  The committee did not hold any meetings during fiscal 2012.  The committee has adopted an Investment Committee Charter, which is available on our website at www.resourceamerica.com.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee recommends persons for nomination as our directors and reviews all of our corporate governance procedures.  The committee has adopted a Nominating and Corporate Governance Committee Charter, which is available on our website at www.resourceamerica.com. The committee held one meeting during fiscal 2012.The committee currently consists of three directors: Messrs. Kozlov (Chairman), Campbell and Lubin.

The Nominating and Corporate Governance Committee has not adopted policies regarding specific minimum qualifications or specific qualities or skills that must be met by a recommended nominee.  The committee seeks to insure that the membership of the Board and each committee satisfies all relevant NASDAQ listing requirements, applicable laws and the requirements of our governance documents.  The committee also seeks to achieve a Board that has members with a mixture of skills and experience relevant to our principal businesses.  As a result, the nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors, and the nature of our business operations, at the time of any vacancy on the Board.

The Nominating and Corporate Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service.  Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining members with new perspectives. If any member of the Board does not wish to continue in service, if the committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the committee identifies the desired skills and experience of a new nominee consistent with the committee’s criteria for Board service and recommends candidates.  The committee considers candidates suggested by its members, other Board members, management and, as discussed in the next paragraph, stockholders.  The committee has the authority to retain one or more search firms to assist in the identification process, but has not done so to date.  The committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director of ours as a result of his or her gender, race, religion, creed, sexual orientation or disability.

Stockholder Recommendations for Director Nominees.  The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources.  In evaluating candidates, the committee considers the attributes of the candidate and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation.  The committee will consider nominees recommended by holders of our common stock for the 2014 annual meeting of stockholders if submitted in writing to our Secretary at our Philadelphia address stated herein in accordance with our bylaws and rules promulgated by the SEC.  See “Stockholder Proposals for the 2014 Annual Meeting” for information concerning nominations by stockholders.

Communication with the Board.  Any stockholder who wishes to send a communication to our Board of Directors should mail such communication to our Secretary at our Philadelphia address stated herein.  Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our common stock.  Our Secretary will promptly forward all such stockholder communications to the Chairman of the Board of Directors.

Attendance at Annual Meetings.  We do not have a formal policy regarding board member attendance at our annual meeting of stockholders.  All of our board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Board of Directors’ Role in Risk Oversight

The Board of Directors and its committees have responsibility for evaluating how our company’s executive team manages the varying risks that confront us.  As part of its responsibility, the Board determines whether the risk management process implemented by management is adapted to our company’s strategies and is functioning as designed.  To assist the Board in assessing our risk management process, at each regularly scheduled board meeting management makes a presentation to the Board about its current and proposed operations to give the Board information necessary to evaluate the executive team’s management of risk and to allow the Board the opportunity to have answered any questions it may have concerning the risk management process.  In addition, each of the committees considers the risks within its areas of responsibility.  The Audit Committee, along with members of management, monitors information with respect to our financial risks, including internal controls, liquidity and other financial matters, as well as potential conflicts of interest.  The Nominating and Corporate Governance Committee, together with the full Board of Directors, oversees risks relating to our corporate governance matters.  The Compensation Committee is responsible for evaluating the risks relating to our executive and director compensation programs, as well as our overall compensation practices and benefit plans and how they affect our overall risk profile.

Currently the positions of  Chairman of the Board and Chief Executive Officer are held by separate people, with the Chairman being the former Chief Executive Officer.  The Board of Directors believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on managing and operating our company while permitting our company to take advantage of the broad business experience, company knowledge and financial business perspectives of the Chairman.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees.  We will provide a copy of our code of conduct to any person without charge, upon request.  Any such request should be directed to our Secretary at our Philadelphia address stated herein.  Our code of ethics is also available on our website: www.resourceamerica.com.  We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, unless otherwise required by applicable law or regulation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Campbell, Kozlov and White during fiscal 2012.  None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2012 or was formerly an officer of ours.  None of our executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during fiscal year 2012.

Kenneth Kind, who did not stand for re-election and whose term expired at our March 8, 2012 annual meeting of stockholders, served as a member of the Compensation Committee until the expiration of his term as a director.

Report of the Audit Committee

The Audit Committee has approved the following report:

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

●	reviewed and discussed our consolidated financial statements for the fiscal year ended September 30, 2012 with our management;

●
discussed with our independent registered public accountants those matters which are required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board; and

●
received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Andrew M. Lubin, Chairman
Michael J. Bradley
Carlos C. Campbell

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate only non-employee directors for their services as directors. Our 2012 compensation package for non-employee directors was comprised of cash (annual retainer) and deferred stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants.

Cash.  We pay our non-employee directors, other than our chairman, an annual cash retainer of $52,500.

Deferred Stock Units.  We award deferred stock units valued at $22,500 on the date of grant to each of our non-employee directors, other than our chairman, on the anniversary of the date each of them became a director.  The deferred stock units are currently granted under our 2012 Non-Employee Director Deferred Stock Plan and represent the right to receive one share of our common stock for each unit awarded.  Units vest on the later of: (i) the fifth anniversary of the date the recipient became a non-employee director and (ii) the first anniversary of the grant of those units, except that units will vest sooner upon a change in control or death or disability of a director, provided the director completed at least six months of service.  Upon termination of service by a director, vested units will become issued common stock, but all unvested units will be forfeited.

The awards disclosed under the heading “Stock awards” in the table below consist of awards of our deferred stock units, disregarding any possible forfeitures as a result of failure to satisfy service conditions.  The dollar amounts for the awards represent the compensation expense we recognized in 2012 under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation”, which we refer to as ASC 718. Refer to Note 20 to the consolidated financial statements included in our 2012 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense. The recognized compensation expense of the stock-based awards for financial reporting purposes will likely vary from the actual amount the director ultimately receives based on the value of the shares at the time of termination of service as a director.

Compensation to our Chairman.  We compensate our chairman, Edward E. Cohen, differently than our other non-employee directors in recognition of his historic leadership role with our company and of the additional duties he undertakes, including meeting with investors and potential investors and providing strategic advice and direction.  We award annual compensation to Mr. E. Cohen after the end of our fiscal year at the same time we make compensation awards to our executive officers.  As described below under “Compensation Discussion and Analysis − Our Compensation Methodology,” we pay bonuses, and issue equity awards, early in the next calendar year, which is during our next fiscal year. For fiscal 2012, we paid Mr. E. Cohen $200,012 in cash for his services as chairman.

In 2004, Mr. E. Cohen retired as our Chief Executive Officer, having served in that role since 1988.  Pursuant to provisions of his Employment Agreement, upon such retirement we began paying him Supplemental Employment Retirement Plan (SERP) benefits that accrued during his tenure as our Chief Executive Officer between 1988 and 2004.  During fiscal 2012, these payments aggregated $837,500.  Since his retirement as our Chief Executive Officer, Mr. E. Cohen has remained Chairman of our Board of Directors, in which capacity he has served since 1990.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)		Stock awards ($)		All other compensation ($)		Total ($)
Michael J. Bradley	52,500		22,500	(1)	−		75,000
Carlos C. Campbell	52,500		22,500	(2)	−		75,000
Edward E. Cohen	200,012		−	(3)	837,500	(4)(5)	1,037,512
Donald W. Delson	30,625	(6)	22,500	(7)	−		53,125
Kenneth A. Kind	26,250	(6)	22,500	(8)	−		48,750
Hersh Kozlov	52,500		22,500	(9)	−		75,000
Robert L. Lerner	30,625	(6)	22,500	(10)	−		53,125
Andrew M. Lubin	52,500		22,500	(11)	−		75,000
John S. White	52,500		22,500	(12)	−		75,000

(1)	The grant date fair value for awards made to Mr. Bradley during fiscal 2012 was $22,500. As of our fiscal year end, Mr. Bradley had 3,694 unvested deferred stock units.
(2)	The grant date fair value for awards made to Mr. Campbell during fiscal 2012 was $22,500. As of our fiscal year end, Mr. Campbell had 3,218 unvested deferred stock units.
(3)	As of our fiscal year end, Mr. E. Cohen had 80,000 vested stock options outstanding.
(4)	Represents SERP payments earned during fiscal 2012.
(5)
Does not include 50,933 shares of restricted Resource Capital Corp. (RCC) common stock, with a grant date fair value of $300,000, granted to Mr. E. Cohen in connection with his services for our subsidiary that manages RCC and as a director of RCC.

(6)
The cash fees paid to Messrs. Delson and Lerner, whose terms began in March 2012, and paid to Mr. Kind, whose term expired in March 2012, were prorated for the respective periods in 2012 during which they served.

(7)	The grant date fair value for awards made to Mr. Delson during fiscal 2012 was $22,500. As of our fiscal year end, Mr. Delson had 3,781 unvested deferred stock units.
(8)
As a result of the expiration of Mr. Kind’s term as a director on March 8, 2012, Mr. Kind received 19,612 shares of our common stock in exchange for his 19,612 vested deferred stock units.  Additionally, we paid Mr. Kind $22,500 in cash for 4,697 unvested deferred stock units that were awarded to Mr. Kind on December 16, 2011 and forfeited upon the expiration of Mr. Kind’s term.

(9)	The grant date fair value for awards made to Mr. Kozlov during fiscal 2012 was $22,500. As of our fiscal year end, Mr. Kozlov had 4,648 unvested deferred stock units.
(10)	The grant date fair value for awards made to Mr. Lerner during fiscal 2012 was $22,500. As of our fiscal year end, Mr. Lerner had 3,781 unvested deferred stock units.
(11)	The grant date fair value for awards made to Mr. Lubin during fiscal 2012 was $22,500. As of our fiscal year end, Mr. Lubin had 3,218 unvested deferred stock units.
(12)	The grant date fair value for awards made to Mr. White during fiscal 2012 was $22,500. As of our fiscal year end, Mr. White had 3,218 unvested deferred stock units.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers whose total compensation exceeds $100,000.  In this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers whose total compensation exceeds $100,000 as our named executive officers or NEOs. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation.”

Our Compensation Philosophy and Principles

We operate in competitive and challenging industries. We believe that the executive compensation program for our NEOs should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives and motivate them to contribute to our short- and long-term success. Our executive compensation program is driven by the following principles:

●	Overall Objectives. Compensation should attract, retain and motivate executives who possess high-caliber skills and talents, to achieve business success and to drive stockholder value.

●
Pay for Performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures.

●	Stockholder Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our stockholders.

Our Compensation Methodology

Our Compensation Committee is responsible for setting and administering compensation programs for our executives.  The committee has not retained an independent consultant to advise it on compensation matters because it believes that, given its members’ long experience with our company and understanding of our senior management’s individual efforts, they are fully capable of applying our compensation principles in determining NEO compensation.  In addition, the committee believes that our diverse business makes it difficult to designate peers with which to compare the performance of our company and management.  At the committee’s request, our Chief Executive Officer makes recommendations regarding the compensation package for each of our executives, other than himself, which are subject to full committee review and analysis.

The Compensation Committee generally determines compensation amounts after the end of our fiscal year.  In the case of base salaries, it determines the amounts to be paid commencing January 1 of the calendar year immediately following the end of our fiscal year.  In the case of annual bonus and long-term incentive compensation for an employee, the committee determines the amount of awards based on its evaluation of the employee’s performance during the then concluded fiscal year.  In general, the committee determines a bonus amount in dollars for each executive and then allocates the bonus between cash and equity awards.  We historically determined and paid cash awards and issued equity awards for a particular fiscal year in January of the calendar year following the end of such fiscal year.  For the fiscal year ended September 30, 2012, we issued equity awards in December 2012 and made cash awards in December 2012 that were paid in December 2012, except that awards over a certain threshold will be paid quarterly in 2013.  Our committee has the discretion to issue equity and cash awards at other times during the fiscal year and, in connection with the successful sale of our Apidos Capital Management business and its integration into CVC Capital, made cash bonus awards to some of our NEOs in April 2012.

In addition, our chairman, NEOs and other employees who perform services for Resource Capital Manager, Inc., our subsidiary that manages Resource Capital Corp. (NYSE: RSO), which we refer to as RCC, may receive stock-based awards from RCC.  These awards are approved by RCC’s compensation committee.  Our Compensation Committee considers any such awards from RCC as part of their overall compensation package in assessing the compensation to be awarded by our company.  RCC issued equity awards in December 2012 to our chairman and several NEOs and other employees.

Elements of our Compensation Program

Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives currently consist of a variety of equity awards.

Base Salary

Base salary is based on an assessment of individual performance relative to an individual’s responsibilities and objectives. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.

Bonus

Our Compensation Committee awards discretionary bonuses and performance-based bonuses, which are generally based on our overall performance during the preceding year and the individual’s contribution to that performance.  However, the committee has the discretion to award bonuses as the result of particular events that the individual had a material role in bringing about, such as the April 2012 sale of Apidos Capital Management referred to above.

Discretionary − Discretionary bonuses are intended to reward individual and group performance.

Performance-Based – Our Annual Incentive Plan for Senior Executives, which we refer to as our Annual Incentive Plan, is designed to permit us to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code, which we refer to as the Code, for compensation paid to our NEOs.  The plan provides awards for the achievement of predetermined, objective performance measures over a specified 12 month performance period, generally our fiscal year.  Awards under the plan are paid in cash or stock or a combination of cash and stock.  The NEO may elect to defer payment or issuance of the award. The plan limits the amount of annual compensation to be paid to any individual under the plan to $6,000,000 per year.  Notwithstanding the existence of our Annual Incentive Plan, the Compensation Committee believes that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense.  Therefore, the committee reserves the right to approve compensation that is not fully deductible.

During fiscal 2012, only our Chief Executive Officer was eligible to receive compensation under the Annual Incentive Plan.  The Compensation Committee previously approved the following performance measures for Mr. J. Cohen’s 2012 bonus, which performance measures were unchanged from prior fiscal years.  The following performance measures are aggregated such that the total of each measure equals the total compensation payable under the Annual Incentive Plan:

●
Before tax return on equity.  17½% of bonus calculation based on return on investment from continuing operations before taxes and extraordinary items, which we refer to as ROE, calculated as our income from continuing operations before taxes and before extraordinary items for the fiscal year, divided by the average stockholders’ equity for the fiscal year.  Average stockholders’ equity is the previous fiscal year’s ending stockholders’ equity plus the current year’s ending stockholders’ equity divided by 2.

ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 19½%	100% of base salary x 17½%	Can reduce to 0% from 100% of base salary x 17½%
at least 19½% but less than 23%	250% of base salary x 17½%	Can reduce to 101% from 250% of base salary x 17½%
at least 23% but less than 26%	399% of base salary x 17½%	Can reduce to 251% from 399% of base salary x 17½%
26% or more	600% of base salary x 17½%	Can reduce to 400% from 600% of base salary x 17½%

●
After tax return on equity.  17½% of bonus calculation based on ROE after taxes from continuing operations before any extraordinary items, which we refer to as After Tax ROE, calculated as our net income plus the after tax effect of extraordinary items for the fiscal year, divided by the average stockholders’ equity for the fiscal year.

After Tax ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 17½%	Can reduce to 0% from 100% of base salary x 17½%
at least 15% but less than 18%	250% of base salary x 17½%	Can reduce to 101% from 250% of base salary x 17½%
at least 18% but less than 20%	399% of base salary x 17½%	Can reduce to 251% from 399% of base salary x 17½%
20% or more	600% of base salary x 17½%	Can reduce to 400% from 600% of base salary x 17½%

●
Increase in EBITDA.  35% of bonus calculation based on increase in earnings before interest, taxes, depreciation, amortization and other non-cash items, which we refer to as EBITDA, calculated as (i) the amount by which EBITDA for the current fiscal year exceeds EBITDA for the prior fiscal year, divided by (ii) EBITDA for the prior fiscal year.

Increase in EBITDA	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 35%	Can reduce to 0% from 100% of base salary x 35%
at least 15% but less than 22½%	250% of base salary x 35%	Can reduce to 101% from 250% of base salary x 35%
at least 22½% but less than 30%	399% of base salary x 35%	Can reduce to 251% from 399% of base salary x 35%
30% or more	600% of base salary x 35%	Can reduce to 400% from 600% of base salary x 35%

●
Stock price appreciation.  15% of bonus calculation based on common stock price appreciation, calculated based on (i) the increase in the closing price of our common stock from the last day of the prior fiscal year to the last day of the current fiscal year, divided by (ii) the common stock price on the last day of the prior fiscal year.  The per share common stock price is adjusted to take into account any stock splits and other mandatory anti-dilution adjustments made to outstanding equity awards under our long-term incentive plan.

Stock price appreciation	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 10%	100% of base salary x 15%	Can reduce to 0% from 100% of base salary x 15%
at least 10% but less than 20%	250% of base salary x 15%	Can reduce to 101% from 250% of base salary x 15%
at least 20% but less than 40%	399% of base salary x 15%	Can reduce to 251% from 399% of base salary x 15%
40% or more	600% of base salary x 15%	Can reduce to 400% from 600% of base salary x 15%

●
Increase in assets under management.  15% of bonus calculation based on increase in assets under management, calculated as (i) the increase in assets under management as reported in our Annual Report on Form 10-K from that of the prior fiscal year to that for the current fiscal year, divided by (ii) the assets under management as of the prior fiscal year.

Increase in assets under management	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 15%	Can reduce to 0% from 100% of base salary x 15%
at least 15% but less than 22½%	250% of base salary x 15%	Can reduce to 101% from 250% of base salary x 15%
at least 22½% but less than 30%	399% of base salary x 15%	Can reduce to 251% from 399% of base salary x 15%
30% or more	600% of base salary x 15%	Can reduce to 400% from 600% of base salary x 15%

The Compensation Committee calculated an initial award amount for Mr. J. Cohen based on these matrices.  The Compensation Committee had discretion to reduce, but not increase, the initial award amount as permitted under Code Section 162(m), based on the applicable reduction range set forth above.  In addition, the Compensation Committee had discretion to reduce, but not increase, the award amount based on its assessment of qualitative factors, such as the following:

●	achievement/advancement of our company’s strategy

●	compliance with legal requirements and ethical standards

●	community relations

●	customer/shareholder satisfaction

●	leadership development and team building

●	ethics

●	risk assessment

●	management and oversight skills

●	succession planning

Long-Term Incentives

General.  Long-term incentive awards are intended to align the interests of our executives with the interests of our stockholders over a multi-year period by motivating and rewarding creation and preservation of long-term stockholder value.  The level of long-term incentive compensation is determined in conjunction with total compensation provided to our NEOs based on the goals of our compensation program.  Long-term incentive awards include restricted stock, stock options and other stock-based awards under our Amended and Restated 2005 Omnibus Equity Compensation Plan, which we refer to as our “Equity Compensation Plan”.

Restricted Stock.  Restricted stock units reward stockholder value creation slightly differently than stock options:  restricted stock units are impacted by all stock price changes, both increases and decreases.  Restricted stock units generally vest 25% per year and include a right to receive dividends on unvested shares.  Historically, our Compensation Committee granted stock-based awards in the form of stock options.  However, since the adoption of our Equity Compensation Plan in 2005 and the promulgation of accounting rules requiring recognition of expense for stock options, our committee has generally granted restricted stock to our NEOs rather than stock options.

Performance-Based Stock Units.  Performance-based stock units are awards of restricted stock under our Equity Compensation Plan that vest based on the achievement of predetermined, objective performance goals over a multi-year performance period. There were no performance-based stock units awarded in fiscal 2012 and there are no outstanding performance-based stock units as of the date hereof for any of our NEOs.

Stock Options.  Since the adoption of our Equity Compensation Plan in 2005 we have not regularly issued stock options to our NEOs.  The Compensation Committee has delegated to our Chief Executive Officer the authority to issue up to 5,000 options per person to our employees and employees of our subsidiaries.  Stock options are issued periodically to such employees at an exercise price of no less than the market price of our common stock on the date of grant, have a life up to 10 years and typically vest 25% on each anniversary of the option grant.

RCC Restricted Stock.  Our subsidiary, Resource Capital Manager, manages RCC.  As described above under “Our Compensation Methodology,” RCC’s compensation committee approves awards of RCC restricted stock to our chairman and employees who perform services for Resource Capital Manager.  These awards generally vest 33-1/3% per year and include a right to receive dividends on unvested shares.

Post-Termination Compensation

Some of our NEOs have contractual arrangements which specify payments if their employment is terminated.  The type and amount of payments vary by executive and the nature of the termination.  For more information, please see “Employment Agreements and Potential Post-Employment Payments.”

Retirement and Other Benefits

Our NEOs participate in the full range of benefits and are covered by the same plans and on the same terms as provided to our other employees.  In addition, Messrs. J. Cohen, Brotman, Elliott and Yecies are entitled to termination payments pursuant to their employment agreements, as described below under “Employment Agreements and Potential Post-Employment Payments.”

Employee Stock Ownership Plan

In 1989, we established the Resource America, Inc. Employee Stock Ownership Plan, which we refer to as our ESOP, for the benefit of all qualified employees.  We terminated our ESOP in fiscal 2012 and distributed the remaining shares to ESOP participants.

Savings Plan

Our 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching contributions in the form of cash or our common stock. During fiscal year 2012, we matched employee contributions at the option of the employee 50% in cash or 50% by issuance of our common stock.  While participation in this plan is at the discretion of the qualified employee, the intent again was to reward all employees, including NEOs, based on our long-term success as measured by stockholder return.

How We Determined 2012 Compensation Amounts

Base Salary

As described above, our Compensation Committee sets the base salaries of our NEOs after the end of our fiscal year for the next calendar year.  The Compensation Committee considered the performance of the CEO and other NEOs and the base salaries of officers at similarly situated entities and decided to maintain base salaries in 2013 at the same levels as 2012 for all of our NEOs, except that Mr. Miller’s base salary was increased by $5,000, and again consider $300,000 of RCC restricted common stock granted by RCC to be part of Mr. J. Cohen’s base compensation.  Therefore, the committee established the following base salaries to be effective January 1, 2013: Mr. J. Cohen - $750,000 (comprised of $450,000 in cash and $300,000 in RCC common stock, granted by RCC’s Compensation Committee, which vests 100% in three years and includes dividend equivalent rights on unvested stock); Mr. Brotman - $350,000; Mr. Elliott - $350,000; Mr. Yecies - $230,000; and Mr. Miller - $185,000.

Bonus and Incentive Award

Our Compensation Committee considered our company’s performance, the individual achievements of our CEO and other NEOs, the lack of awards of our common stock in 2011, the desire to provide future incentive and alignment of interests through stock awards, the determination of the RCC Compensation Committee to issue some of our NEOs RCC stock awards, and the strategy, skill and success of our CEO, other NEOs and other employees in managing RCC.  RCC’s success and growth directly and materially impacts us through increased base and incentive management fees and through dividends and capital appreciation of RCC shares we own.  Since RCC has no employees, our employees, through a management agreement, provide all management of RCC.

Our Compensation Committee recognized many of our accomplishments during the fiscal year ended September 30, 2012, including the successful sale of our Apidos Capital Management business and its integration into CVC Capital, our increase in assets under management, the restructure of our commercial finance business and the launch of LEAF Commercial Capital, our improved balance sheet and liquidity and reduced debt and other matters.

Our Compensation Committee sought to reward our NEOs previous accomplishments, provide incentive for the future, continue to align interests between us and RCC and provide overall compensation to RCC’s manager and its employees consistent with similarly situated entities.  Our Compensation Committee believes that the bonus awards are appropriate both to recognize those efforts and retain their services.  Accordingly, our Compensation Committee determined to award cash bonuses and grant restricted stock to our NEOs as detailed below.

Our Chief Executive Officer.  Pursuant to the Annual Incentive Plan, only our CEO, Mr. J. Cohen, was eligible to be considered for an award for fiscal 2012.  Based on the performance measures described above under “−Elements of our Compensation Program − Bonus − Performance-Based,” we substantially outperformed the incentive goals that had been set under the Annual Incentive Plan.  The Compensation Committee recognized Mr. J. Cohen’s fiscal 2012 leadership efforts and, accordingly, awarded Mr. J. Cohen a bonus of $800,000 in cash ($600,000 pursuant to the Annual Incentive Plan and $200,000 in connection with the sale of our Apidos Capital Management business) and $200,000 in the form of our restricted stock.  The aggregate annual incentive awards to Mr. J. Cohen were less than the maximum amount payable under our Annual Incentive Plan, which we calculated to be $3,478,125.  In addition, RCC granted Mr. J. Cohen an incentive stock award of $2,450,000 so that total 2012 incentive compensation, including the RCC restricted stock award, was $3,450,000.  The Compensation Committee determined, with Mr. J. Cohen concurring, that the aggregate compensation paid to Mr. J. Cohen for fiscal 2012 was reasonable and appropriate, taking into consideration his accomplishments, previous cash and stock awards and level of ownership of stock in us and RCC.

Our Other NEOs.  For fiscal 2012, our Compensation Committee awarded discretionary bonuses to our other named executive officers based on our Chief Executive Officer’s recommendations, which included bonuses in cash, awards of our restricted stock and RCC stock awards that were approved by RCC’s Compensation Committee, as follows:

●	Mr. Brotman was awarded $1,250,000 ($100,000 of which was in the form of our restricted stock and $800,000 of which was in the form of RCC restricted stock).

●	Mr. Elliott was awarded $1,250,000 ($100,000 of which was in the form of our restricted stock and $800,000 of which was in the form of RCC restricted stock).

●	Mr. Yecies was awarded $100,000 ($25,000 of which was in the form of our restricted stock and $25,000 of which was in the form of RCC restricted stock).

●	Mr. Miller was awarded $70,000 ($10,000 of which was in the form of our restricted stock).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
Hersh Kozlov
John S. White

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table describes the “total compensation” earned by our NEOs in the past three fiscal years.  The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.  Base salary earned during each of the past three fiscal years.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Base Salary.”

Bonus.  Discretionary cash bonuses awarded to our NEOs.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Bonus − Discretionary.”  Performance-based bonus awards to Mr. J. Cohen are set forth in Non-Equity Incentive Plan Compensation, as discussed below.

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of awards of restricted stock made to our named executive officers, disregarding any possible forfeitures as a result of failure to satisfy service conditions.  The dollar amounts for the awards represent the compensation expense recognized in such fiscal year under ASC 718 for each NEO as reported in our consolidated financial statements included in our 2012 Form 10-K. The recognized compensation expense of the stock awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the NEO based on the value of the stock at vesting.

Non-Equity Incentive Plan Compensation.  Because payments made to our Chief Executive Officer under the Annual Incentive Plan are based on pre-established and communicated performance targets, the outcome of which were substantially uncertain, the Annual Incentive Plan qualifies as an incentive plan as defined by the SEC, and cash payments thereunder are considered non-equity incentive plan compensation and are disclosed under the heading “Non-Equity Incentive Plan Compensation.”  For more information on these awards refer to “− Compensation Discussion and Analysis − Elements of Our Compensation Program − Bonus − Performance-Based.”

RCC Restricted Stock Awards.  The amount disclosed under “All Other Compensation” includes awards of RCC restricted stock earned in the past three fiscal years, valued at the closing price of RCC stock on the respective dates of grant.  RCC is not our subsidiary and is not consolidated in our financial statements; accordingly, we do not recognize compensation expense or other cost in connection with these awards.  These awards generally vest 33-1/3% per year, and include a right to receive dividends on unvested shares.  RCC restricted stock awards granted in the 2012 fiscal year were earned in the 2011 fiscal year and are presented in the Grants of Plan-Based Awards table.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − RCC Restricted Stock” for additional information.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($) (2)	Non-equity incentive plan compensation ($)	All other compensation ($) (3)	Total ($)
Jonathan Z. Cohen President & Chief Executive Officer	2012 2011 2010	450,000 450,006 546,350	200,000 − −	200,000 − 149,998	600,000 150,000 200,000	2,788,121 381,860 1,028,996	4,238,121 981,866 1,925,344

Jeffrey F. Brotman Executive Vice President	2012 2011 2010	350,000 350,000 351,346	505,628 100,000 200,000	100,000 − 49,997	− − −	831,682 221,436 619,796	1,787,310 671,436 1,221,139

Thomas C. Elliott Senior Vice President & Chief Financial Officer	2012 2011 2010	350,000 337,501 277,501	505,628 200,000 300,000	100,000 − 49,997	− − −	835,641 222,367 534,640	1,791,269 759,868 1,162,138

Michael S. Yecies Senior Vice President, Chief Legal Officer & Secretary	2012 2011 2010	230,000 227,500 217,692	60,000 50,000 70,000	25,000 − 14,994	− − −	51,517 70,438 67,628	366,517 347,938 370,314

Arthur J. Miller Vice President & Chief Accounting Officer	2012 2011 2010	180,000 178,749 174,097	60,000 55,000 55,000	10,000 − −	− − −	10,467 10,517 35,000	260,467 244,266 264,097

(1)
Amounts represent salary earned during each of the fiscal years listed (which ends September 30).  These amounts may differ from the annual salary determined by our Compensation Committee because such determinations are made on a calendar year basis.

(2)	Represents the grant date fair value of the award as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

(3)	All other compensation includes the following:

●
Awards of RCC restricted stock earned in the past three fiscal years, valued at the closing price of RCC common stock on the respective dates of grant, as well as 401(k) employer match contributions and employee perquisites, as follows:

●
Awards of RCC restricted stock earned during fiscal 2012 and granted in December 2012 are as follows:  Mr. J. Cohen - $2,750,000; Mr. Brotman - $800,000; Mr. Elliott - $800,000; and Mr. Yecies - $25,000.

●	Awards of RCC restricted stock earned during fiscal 2011 and granted in January 2012 are as follows: Mr. J. Cohen - $350,000; Mr. Brotman - $200,000; Mr. Elliott - $200,000; and Mr. Yecies - $50,000.

●
Awards of RCC restricted stock earned during fiscal 2010 and granted in January 2011 are as follows:  Mr. J. Cohen - $1,000,000; Mr. Brotman - $600,000; Mr. Elliott - $500,000; Mr. Yecies - $50,000; and Mr. Miller - $35,000.

●	Employee perquisites comprised of automobile allowance or personal use of an automobile provided by us, parking cost reimbursement, and reimbursement of out-of-pocket medical costs.

Grants of Plan-Based Awards Table

During fiscal 2012, we granted plan-based awards to some of our NEOs.  Some of our NEOs also received awards of RCC restricted stock from RCC.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − RCC Restricted Stock” for additional information.  The following table sets forth information with respect to each of these awards on a grant-by-grant basis.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant date	All other stock awards: number of shares of stock (#) (2)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Jonathan Z. Cohen Our restricted stock RCC restricted stock (1)	− 01/6/2012	− 62,056	− −	− −	− 350,000

Jeffrey F. Brotman Our restricted stock RCC restricted stock (1)	− 01/6/2012	− 35,460	− −	− −	− 200,000

Thomas C. Elliott Our restricted stock RCC restricted stock (1)	− 01/6/2012	− 35,460	− −	− −	− 200,000

Michael S. Yecies Our restricted stock RCC restricted stock (1)	− 01/6/2012	− 8,865	− −	− −	− 50,000

Arthur J. Miller RCC restricted stock	−	−	−	−	−

(1)
Represents grants of RCC restricted stock under its 2007 Stock Incentive Plan, valued at the closing price of RCC’s common stock on the grant date of $5.64.  The stock vests 33.33% per year over three years.  Grants include dividend equivalent rights.

(2)
Does not include shares of our restricted stock granted in December 2012 as compensation earned in fiscal 2012 as follows:  Mr. J. Cohen – 29,027 shares; Mr. Brotman – 14,513 shares; Mr. Elliott – 14,513 shares; Mr. Yecies – 3,628 shares; and Mr. Miller – 1,451 shares.  Also does not include shares of RCC restricted stock granted in December 2012 as compensation earned in fiscal 2012 as follows:  Mr. J. Cohen – 466,893 shares; Mr. Brotman – 135,823 shares; Mr. Elliott – 135,823 shares; and Mr. Yecies – 4,244 shares.  All such shares include dividend equivalent rights.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth unexercised stock options, stock that has not vested and equity incentive plan awards granted to our NEOs that were outstanding as of the end of fiscal 2012.

Options (disclosed under the “Option awards” columns).

Restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of our common stock on September 30, 2012.

RCC restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of RCC’s common stock on September 30, 2012.

The following table sets forth information with respect to each of these awards on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)
Jonathan Z. Cohen
Our awards	275,000	−	16.66	07/01/2015	16,642	(1)	113,831
RCC awards	100,000	−	15.00	03/07/2015	62,056 138,504 19,269	(4) (5) (6)	364,889 814,404 113,302

Jeffrey F. Brotman
Our awards	30,000	−	24.28	06/18/2017	5,547	(1)	37,941
RCC awards					12,196 35,460 83,102 6,423	(2) (4) (5) (6)	83,421 208,505 488,640 37,767

Thomas C. Elliott
Our awards	5,298	−	15.96	04/07/2015	5,547	(1)	37,941
	64,083	−	15.96	04/07/2015	12,196	(2)	83,421
	5,000	−	8.14	05/21/2018
RCC awards	10,000	−	15.00	03/07/2015	35,460 69,252 6,423	(4) (5) (6)	208,505 407,202 37,767

Michael S. Yecies
Our awards	7,500	−	17.26	07/08/2015	1,664	(1)	11,382
	5,000	−	8.14	05/21/2018	1,794	(3)	12,271
RCC awards	10,000	−	15.00	03/07/2015	8,865 6,925 1,606	(4) (5) (6)	52,126 40,719 9,443

Arthur J. Miller
Our awards	2,000	−	17.26	07/08/2015	598	(3)	4,090
	3,000	−	8.14	05/21/2018
RCC awards					4,847	(5)	28,500

(1)	These shares of restricted stock were granted on January 24, 2011 and vest 25% per year on each anniversary of the grant date.
(2)	These shares of restricted stock were granted on January 20, 2010 and vest 25% per year on each anniversary of the grant date.
(3)	These shares of restricted stock were granted on February 10, 2010 and vest 25% per year on each anniversary of the grant date.
(4)	These shares of restricted stock were granted on January 6, 2012 and vest 33.33% per year on each anniversary of the grant date.
(5)	These shares of restricted stock were granted on January 26, 2011 and become fully vested on the third anniversary of the grant date.
(6)	These shares of restricted stock were granted on January 22, 2010 and vest 33.33% per year on each anniversary of the grant date.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows each officer’s restricted stock awards that vested during fiscal 2012 and stock options that were exercised by such officers during fiscal 2012.

Restricted Stock (disclosed under the “Stock awards” columns).  The dollar value reflects the final pre-tax value received by such officers upon the vesting of restricted stock (our or RCC’s stock price on the vesting date), not the grant-date fair value or, in the case of our restricted stock, recognized compensation expense disclosed elsewhere in this proxy statement.

2012 OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
Jonathan Z. Cohen
Our stock awards	286,908	785,058	15,462	81,391
RCC stock awards	−	−	19,267	107,895

Jeffrey F. Brotman
Our stock awards	−	−	12,903	68,774
RCC stock awards	−	−	6,422	35,963

Thomas C. Elliott
Our stock awards	−	−	11,911	63,794
RCC stock awards	−	−	6,422	35,963

Michael S. Yecies
Our stock awards	23,127	78,777	3,136	16,909
RCC stock awards	−	−	1,605	8,988

Arthur J. Miller
Our stock awards	−	−	498	2,763
RCC stock awards	−	−	−	−

(1)	Value is calculated by subtracting the total exercise price from the market price of the securities underlying the options at the date of exercise.
(2)	Value is calculated by multiplying the shares vested by the market price of the securities underlying the shares at the date of vesting.

As of September 30, 2012, we had the following securities authorized for issuance under our equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders
Employee stock options	1,045,224	$16.12	861,296
Director units	244,683	n/a (1)	190,346

(1)
Upon termination of service by an Eligible Director, we will issue an Eligible Director shares of our common stock equal to the number of vested Units held by the Eligible Director, but all unvested Units will be forfeited.

EMPLOYMENT AGREEMENTS AND POTENTIAL POST-EMPLOYMENT PAYMENTS

Jonathan Z. Cohen

Jonathan Z. Cohen currently serves as our Chief Executive Officer and President under an employment agreement dated October 5, 1999.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.  The agreement requires Mr. J. Cohen to devote as much of his business time to us as necessary to the fulfillment of his duties, and permits him to have outside business interests.  The agreement provided for initial base compensation of $200,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. J. Cohen's performance.  Mr. J. Cohen is eligible to receive incentive bonuses and equity compensation grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term.  We may terminate the agreement sooner upon 60 days’ prior notice or in the event of Mr. J. Cohen's death or if he is disabled for more than 240 days in any calendar year.  Mr. J. Cohen also has the right to terminate the agreement upon a change of control or potential change of control and for cause.  Mr. J. Cohen must provide us with 30 days’ notice of a termination by him for cause within 60 days of the event constituting the cause.  We then would have 30 days in which to cure and, if we do not do so, Mr. J. Cohen’s employment will terminate 30 days after the end of the cure period.  Mr. J. Cohen can terminate the agreement without cause upon 180 days' notice.  Termination amounts payable for any reason upon, or within two years after, a change of control as defined by Section 409A of the Code, which we refer to as a Section 409A change of control, will be paid in a single lump sum and will not be paid until 6 months after the termination date, if such delay is required by Section 409A.

Change of control is defined as:

●
we consummate a merger, consolidation, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than one in which our voting securities immediately prior to the transaction continue to represent at least 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

●
during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

●
we consummate a plan of complete liquidation or winding up of our Company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.

A potential change of control is defined as:

●
the Board approves a plan of complete liquidation or winding up of our Company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity;

●	the commencement of a proxy or other contest or effect to effectuate a change in control; or

●	the acting together of any person or persons who are, or seek in any direct or indirect manner to become, beneficial owners, as defined in the Exchange Act, of 25% or more of our voting securities.

A Section 409A change of control event occurs when:

●	any person or group acquires more than 50% of the total fair market value or total voting power of our stock;

●	any person or group acquires during a 12-month period 30% or more of the total voting power of our stock;

●	a majority of our Board members is replaced over a 12-month period by directors who are not endorsed by the incumbent Board members; or

●	any person or group acquires during a 12-month period 40% or more of the total gross fair market value of our assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, purchase of stock or similar transaction with the corporation.

Cause is defined as:

●
without Mr. J. Cohen's written consent, a substantial change in the services or duties required of Mr. J. Cohen, or the imposition of any services or duties substantially inconsistent with, or in diminution of, Mr. J. Cohen's current position, services or duties, or status with us;

●	failure to continue Mr. J. Cohen's coverage under any benefit plan, except to the extent a change applies to our senior executives generally or is required by law; or

●	a material breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. J. Cohen has executed a release of all claims against us:

●
upon termination due to death, Mr. J. Cohen’s estate will receive (a) an amount equal to his average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, and the then preceding eight calendar years) for the then remaining 3-year term of his agreement, payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

●
upon termination due to disability, Mr. J. Cohen will receive annually (a) an amount equal to the product of (i) his average compensation and (ii) 75% payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

●
upon termination by Mr. J. Cohen for cause or upon a change of control or potential change of control or termination by us, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

●
upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in a single lump sum within 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and, (d) automatic vesting of all stock and option awards; and

●	upon termination by Mr. J. Cohen without cause, Mr. J. Cohen will receive automatic vesting of all stock and option awards.

In the event that any payments or benefits to Mr. J. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, we must pay Mr. J. Cohen an additional sum such that the net amounts retained by Mr. J. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable.

If a termination event had occurred as of September 30, 2012, we estimate that the value of the benefits to Mr. J. Cohen would have been as follows:

Reason for termination	Severance payment		Benefits		Accelerated vesting of equity awards (1)	Tax Gross-Up
Death	$9,608,216	(2)	−		$1,406,426	−
Disability	$2,402,054	(3)	−		$1,406,426	−
Termination by Mr. Cohen for cause or upon change of control or potential change of control, or by us	$9,608,216	(2)	$65,418	(4)	$1,406,426	$3,224,545	(5)
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$9,608,216	(2)	$65,418	(4)	$1,406,426	$3,224,545	(5)
Termination by Mr. Cohen without cause	−		−		$1,406,426	−

(1)
Represents the value of unvested and acceleraed option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2012.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2012.

(2)
Calculated as Mr. J. Cohen’s average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) multiplied by three.

(3)	Calculated as Mr. J. Cohen’s average compensation multiplied by 75%. Amount shown represents amount payable annually for the remainder of Mr. J. Cohen’s life.
(4)	Represents rates currently in effect for COBRA insurance benefits (medical, life and dental insurance) for 36 months less premium charge paid by our employees.
(5)	Assumes a tax rate of 20% for federal excise tax, and an effective individual tax rate of 45.47% for federal, state and local taxes.

Jeffrey F. Brotman

Jeffrey F. Brotman currently serves as our Executive Vice President under an employment agreement dated June 18, 2007.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.  The agreement requires Mr. Brotman to devote as much of his business time to us as necessary to the fulfillment of his duties, and it permits him to have outside business interests.  The agreement provides for initial base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Brotman’s performance.  Mr. Brotman is eligible to receive incentive bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of one year and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current one year term.  We may terminate the agreement sooner in the event of Mr. Brotman’s death, if he is disabled for more than 180 days in the aggregate or more than 90 days in any 365-day period, for cause or without cause upon 30 days’ prior notice.  Mr. Brotman also has the right to terminate the agreement upon a Section 409A change in control or for good reason.  Termination amounts payable for any reason upon, or within two years after, a Section 409A change of control will not be paid until 6 months after the termination date, if such delay is required by Section 409A.  Mr. Brotman can terminate the agreement without cause upon 180 days' notice.

Cause is defined as:

●	committing any act of fraud;

●	willful illegal conduct or gross misconduct which results in material and demonstrable damage to our business or reputation;

●	being charged with a felony;

●	continued failure to substantially perform his duties, other than as a result of physical or mental illness or injury, after written demand; or

●	failure to follow our reasonable written instructions which are consistent with Mr. Brotman’s duties.

The definition of change in control is the same as that in the employment agreements of Messrs. Cohen and Kessler, except that it is also a change in control if neither Mr. E. Cohen nor Mr. J. Cohen is on our Board or Mr. J. Cohen is no longer our chief executive officer.

Good reason is defined as:

●	material diminution in Mr. Brotman’s position, authority, duties or responsibilities;

●	any purported termination of Mr. Brotman’s employment by us for a reason or in an manner not expressly permitted under the agreement;

●	our failure to cause any successor to all or substantially all of our business and/or assets to expressly assume our obligations under the agreement;

●	we notify Mr. Brotman that we will not continue to extend the one-year term of his agreement; or

●	any substantial breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. Brotman has executed a release of all claims against us:

●
upon termination due to death, Mr. Brotman’s estate will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his death;

●
upon termination due to disability, Mr. Brotman will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his disability;

●
upon termination by us other than for cause, death or disability, or by Mr. Brotman for good reason, Mr. Brotman will receive (a) his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for the one-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, and less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

●
upon termination by Mr. Brotman within 6 months of a change of control or upon termination by us in anticipation of a change of control or within 6 months of a change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned if he had remained employed for a period of 30 months, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

●
upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for a period of 30 months, payable in a single lump sum within 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards.

If a termination event had occurred as of September 30, 2012, we estimate that the value of the benefits to Mr. Brotman would have been as follows:

Reason for termination	Severance payment	Benefits		Accelerated vesting of equity awards (1)
Death	$805,627	−		−
Disability	$805,627	−		−
Termination by Mr. Brotman for good reason, or by us other than for cause, death or disability	$805,627	$15,768	(2)	$856,274
Termination by Mr. Brotman upon change in control	$2,014,068	$39,419	(3)	$856,274
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$2,014,068	$39,419	(3)	$856,274

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End.”  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2012.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2012.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.
(3)	Represents rates currently in effect for COBRA insurance benefits for 30 months less premium charge paid by our employees.

Thomas C. Elliott

The terms of our employment agreement with Thomas C. Elliott, dated November 17, 2006, are the same as those of our employment agreement with Mr. Brotman, described above, except as follows: Mr. Elliott currently serves as Senior Vice President and Chief Financial Officer; Mr. Elliott’s initial base compensation was $200,000 per year; Mr. Elliott is required to devote substantially all of his time and attention to our business; Mr. Elliott does not have a right to terminate for good reason if we notify him that we will not continue to extend the one-year term of his agreement; Mr. Elliott receives only his base compensation in the event he terminates his employment for good reason or we terminate other than for cause, death or disability; and Mr. Elliott is entitled to one year’s compensation upon a change of control.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

If a termination event had occurred as of September 30, 2012, we estimate that the value of the benefits to Mr. Elliott would have been as follows:

Reason for termination	Severance payment	Benefits		Accelerated vesting of equity awards (1)
Death	$905,628	−		−
Disability	$905,628	−		−
Termination by Mr. Elliott for good reason, or by us other than for cause, death or disability	$350,000	$21,806	(2)	$774,836
Termination by Mr. Elliott upon change in control	$905,628	$21,806	(2)	$774,836
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$905,628	$21,806	(2)	$774,836

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2012.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2012.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

Michael S. Yecies

The terms of our employment agreement with Michael S. Yecies, dated November 17, 2006, are the same as those of our employment agreement with Mr. Elliott, described above, except as follows: Mr. Yecies currently serves as Senior Vice President, Chief Legal Officer and Secretary; and Mr. Yecies’ initial base compensation was $210,000 per year.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

If a termination event had occurred as of September 30, 2012, we estimate that the value of the benefits to Mr. Yecies would have been as follows:

Reason for termination	Severance payment	Benefits		Accelerated vesting of equity awards (1)
Death	$340,000	−		−
Disability	$340,000	−		−
Termination by Mr. Yecies for good reason, or by us other than for cause, death or disability	$230,000	$15,768	(2)	$125,941
Termination by Mr. Yecies upon change in control	$340,000	$15,768	(2)	$125,941
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$340,000	$15,768	(2)	$125,941

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”.  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2012.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2012.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Evaluating Related Person Transactions.  We have a written policy that our Board of Directors, or a committee of the Board consisting solely of independent directors (excluding interested directors), review all proposed transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “related person transactions.” A “related person” is defined under applicable SEC regulations and includes our directors, executive officers and beneficial owners of 5% or more of our common stock.  In approving any related person transaction, the Board or committee must determine that the transaction is fair and reasonable to us.  All of the transactions described below were approved by our Board of Directors or one of our committees consisting solely of independent directors.

Related Person Transactions.  In the ordinary course of our business operations, we sponsor and manage investment entities and have ongoing relationships with several related entities.  The following table details the receivables and payables with these related parties as of September 30, 2012 (in thousands):

September 30, 2012
Receivables from managed entities and related parties, net:
Commercial finance investment entities (1)	$13,904
Real estate investment entities (2)	18,247
Financial fund management investment entities	2,193
RCC	6,555
Other	152
Receivables from managed entities and related parties	$41,051
Payables due to managed entities and related parties, net:
Real estate investment entities (3)	$3,900
Other	480
Payables to managed entities and related parties	$4,380

(1)
Reflects $25.1 million of reserves for credit losses related to management fees owed from three commercial finance investment entities that, based on a change in estimated cash distributions, are not expected to be collectible.

(2)	Reflects $2.5 million of reserves for credit losses related to management fees owed from two real estate investment entities that, based on projected cash flows, are not expected to be collectible.
(3)	Reflects $2.9 million in funds provided by the real estate investment entities, which are held by us to self insure the properties held by those entities.

We receive fees, dividends and reimbursed expenses from several related/managed entities.  In addition, we reimburse related entities for certain operating expenses.  The following table details those activities for the fiscal year ended September 30, 2012 (in thousands):

September 30, 2012
Fees from unconsolidated investment entities:
Real estate (1)	$17,301
Financial fund management	3,183
Commercial finance (2)	−
RCC:
Management, incentive and servicing fees	16,460
Dividends paid	2,174
Reimbursement of costs and expenses	3,597
CVC Credit Partners – reimbursement of net costs and expenses	1,866
Resource Real Estate Opportunity REIT, Inc.:
Reimbursement of costs and expenses	874
Dividends paid	14
LEAF:
Payment for sub-servicing the commercial finance investment partnerships	(2,172)
Payment for rent and related expenses	(686)
Reimbursement of net costs and expenses	288
1845 Walnut Associates Ltd. – payment of rent and operating expenses	(637)
Brandywine Construction & Management, Inc. – payment for property management of hotel property	(216)
Atlas Energy, L.P. – reimbursement of net costs and expenses	634
Ledgewood P.C. – payment for legal services	(564)
Graphic Images, LLC – payment for printing services	(216)
The Bancorp, Inc. – reimbursement of net costs and expenses	135
9 Henmar LLC – payment of broker/consulting fees	(46)

(1)	Reflects discounts recorded by us of $216,000 in fiscal 2012 in connection with management fees from our real estate investment entities that we expect to receive in future periods.
(2)	During fiscal 2012 we waived $4.7 million of our fund management fees from our commercial finance investment entities.

Relationship with RCC.  Since March 2005, we have had a management agreement with RCC pursuant to which we provide RCC with investment management and administrative services.  The agreement automatically renews for a one-year term on March 31 in each year unless at least two-thirds of the independent directors or a majority of the outstanding common shareholders agrees to not renew it.  We receive a base management fee, incentive compensation, property management fees and reimbursement for out-of-pocket expenses.  The base management fee is equal to 1/12th of the amount of RCC’s equity (including equity attributable to preferred stock), as defined by the management agreement, multiplied by 1.50%.  Incentive compensation is based on the products of (i) 25% of the dollar amount by which, (A) RCC’s net income (determined in accordance with GAAP) per common share (before non-cash equity compensation expense and incentive compensation) for a quarter (based on the weighted average number of shares outstanding) exceeds, (B) an amount equal to (1) the weighted average share price of shares of common stock in RCC’s offerings, multiplied by, (2) the greater of (A) 2.00% or (B) 0.50% plus one-fourth of the Ten Year Treasury rate as defined in the management agreement for such quarter, multiplied by, (ii) the weighted average number of common shares outstanding for the quarter.  The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of RCC’s independent directors.  The management agreement provides for reduction of the incentive management fee earned by us by the amount of fees paid directly by RCC to our employees, agents and/or affiliates with respect to profits earned by a taxable REIT subsidiary of RCC that is managed by one of our subsidiaries.

We are also directly reimbursed for the wages and benefits of RCC’s chief financial officer, an executive officer who devotes all of his time to serve as RCC’s chairman of the board, and a sufficient number of accounting professionals, each of whom is or will be exclusively dedicated to RCC’s operations (number and amounts charged are reviewed and approved by RCC’s Board of Directors), and 50% of the wages and benefits of a director of investor relations who is 50% dedicated to RCC's operations.

In connection with our April 2012 sale of Apidos Capital Management, LLC, which we refer to as Apidos, to CVC Capital Partners, or CVC, we are required to remit a portion of the base management fee and incentive compensation we receive from RCC to CVC Credit Partners, a joint venture between us and CVC.  The percentage paid to CVC Credit Partners is determined by dividing the equity RCC holds in four Apidos CLOs by the calculated equity used to determine the base management fee.  Any incentive compensation paid to CVC Credit Partners excludes non-recurring items unrelated to CVC Credit Partners.

Pursuant to our management agreement and a services agreement entered into in February 2011 between us and RCC to provide subadvisory collateral management and administrative services, RCC pays CVC Credit Partners 10% of all base and additional collateral management fees and 50% of all incentive collateral management fees CVC Credit Partners collects in connection with managing five CDOs holding approximately $1.7 billion in bank loans whose management contracts RCC had acquired.

In July 2011, RCC loaned LEAF Commercial Capital, Inc., which we refer to as LEAF, $10.0 million with interest at 8.0% per annum.  In November 2011, $8.5 million was repaid in full settlement of the loan as part of a series of transactions that resulted in our ownership being reduced to 15.7% on a fully-diluted basis.  Certain of our employees are directors of LEAF.

In January 2010, RCC loaned us $2.0 million at an interest rate of 8%.  The loan matures on January 14, 2015.  We must make earlier principal repayments upon the receipt of distributions from one of our real estate investment entities.

Relationship with Resource Real Estate Opportunity REIT, Inc.  We formed Resource Real Estate Opportunity REIT, which we refer to as RRE Opportunity REIT, in fiscal 2009.  We are entitled to receive reimbursements for costs associated with the formation and operating expenses of RRE Opportunity REIT.  As of September 30, 2012, we had a $138,000 receivable due from RRE Opportunity REIT.

Relationship with Atlas Energy, L.P.  Mr. E. Cohen is our Chairman of the Board and is also the chief executive officer and president of the general partner of Atlas Energy, L.P., which we refer to as Atlas.  Mr. J. Cohen, our CEO and President, is also such general partner’s chairman of the board.  Atlas subleases office space from us and also reimburses us for certain shared services.  In addition, we sublease office space from Atlas on a month to month basis.  At September 30, 2012, we had a $52,000 receivable balance due from Atlas.

Relationship with 1845 Walnut Associates Ltd.  We own a 5% investment in a real estate partnership that owns a building at 1845 Walnut Street, Philadelphia in which we also lease office space.  In February 2009, we amended our lease for offices in this building to extend the lease termination date through May 2013.  In October 2012, we signed a new ten-year lease for 28,930 square feet of office space in the same building commencing in August 2013. We were provided a tenant allowance of $1.4 million for renovation of the office.  The lease provides for a five-year extension at our option.

Relationship with Ledgewood P.C.  Ledgewood is a law firm that has provided legal services to us since 1991.  Until March 2006, Mr. Jeffrey F. Brotman was the managing member of Ledgewood.  Mr. Brotman remained of counsel to Ledgewood through June 2007, at which time he became our Executive Vice President.  In connection with his separation, Mr. Brotman will receive payments from Ledgewood through 2014.

Mr. E. Cohen, who was of counsel to Ledgewood until April 1996, receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm.

Relationship with Graphic Images, LLC.  We use the services of Graphic Images, a printing company, whose principal owner is the father of our Chief Financial Officer.

Relationship with retirement trusts.  We have established two trusts to fund a SERP retirement plan for Mr. E. Cohen.  The 1999 Trust, a secular trust, purchased and currently holds 100,000 shares of common stock of The Bancorp, Inc. ($1.0 million fair value at September 30, 2012).  See “Relationship with The Bancorp, Inc.” below. This trust and its assets are not included our consolidated balance sheets, but trust assets are considered in determining the amount of our liability under the SERP.  The 2000 Trust, a “Rabbi Trust,” held 33,509 shares of common stock of Bancorp (fair value of $240,000) at September 30, 2011, all of which shares were sold during fiscal 2012.

Relationship with The Bancorp, Inc. (Nasdaq: TBBK).  The Bancorp, Inc. is a bank holding company that was organized in 2000 and in which we were an original investor.  Mr. Daniel G. Cohen (“Mr. D. Cohen”) is the chairman of the board and Mrs. Betsy Z. Cohen (“Mrs. B. Cohen”) is the Chief Executive Officer of Bancorp and its subsidiary bank.  Mrs. B. Cohen is the wife of Mr. E. Cohen, and Mr. E. Cohen and Mrs. B. Cohen are the parents of Messrs. J. Cohen and D. Cohen.  Michael J. Bradley, one of our directors, is a member of the Board of Directors of Bancorp.  Beginning in June 2011, we sublet a portion of our New York office space to Bancorp.  In fiscal 2012, we sold 33,509 of our shares of Bancorp common stock for $262,000 and realized a gain of $22,000.  Additionally, we held cash deposits of $41,000 at Bancorp at September 30, 2012.

Relationship with 9 Henmar LLC.  We own interests in the Trapeza entities that have sponsored CDO issuers and manage pools of trust preferred securities acquired by the CDO issuers.  The Trapeza entities and CDO issuers were originated and developed in large part by Mr. D. Cohen.  We agreed to pay Mr. D. Cohen’s company, 9 Henmar, 10% of the fees we receive, before expenses, in connection with the first four Trapeza CDOs that we sponsored and manage.

Relationship with Brandywine Construction & Management, Inc.  Brandywine Construction & Management, Inc., which we refer to as BCMI, is a real estate management firm that has provided services to us since 1991.  BCMI currently manages the property underlying one of our real estate investments.  Mr. E. Cohen is the chairman of BCMI and a minority stockholder.

In March 2008, we sold a 19.99% interest in two indirect subsidiaries that hold a hotel property in Savannah, Georgia to a limited liability company owned by Adam Kauffman, president of BCMI, for $1 million plus $130,000 in fees, and recognized a gain of $612,000.  The terms of the sale agreement provided an option to Mr. Kauffman to purchase up to the balance of our interest in the hotel for $50,000 per 1% interest purchased.  The purchase option expired in July 2011.  Mr. Kauffman now has a right-of-first-offer to purchase the balance of our interest in the hotel.

In November 2012, we paid a $95,000 fee to BCMI in connection with the negotiations and ultimate sale of a property in which we had a loan investment.

Relationship with CVC Credit Partners.  In conjunction with our sale in April 2012 of Apidos to CVC, we received, in part, a 33% limited partner interest in CVC Credit Partners, a joint venture between us and CVC, and a 33% interest in the General Partner of CVC Credit Partners.  Mr. J. Cohen, our Chief Executive Officer and President, serves as the chairman of the board of CVC Credit Partners for an initial term extending to December 31, 2013 and for so long as we hold at least 10% of the partnership interest in CVC Credit Partners.  In addition, so long as we hold at least 25% of the partnership interests, our consent will be required for all non-routine partnership actions, including dispositions and acquisitions in excess of specified thresholds, declarations of distributions, appointment and termination of senior employees, establishment of new investment funds and financings in excess of specified thresholds.  In accordance with the shared services agreement we have with CVC Credit Partners, we will receive $94,000 per month for reimbursement of various operating costs and expenses we incur on behalf of the partnership.

Relationship with LEAF Commercial Capital, Inc.  We maintain a shared service agreement with LEAF for the reimbursement of various costs and expenses we incur on behalf of LEAF.  In addition, we sublease office space in Philadelphia, Pennsylvania from LEAF under a lease that expires in August 2013.

In December 2010, we loaned LEAF $2.0 million.  The loan bore interest at 7% per annum and required quarterly payments of principal and interest, with the final payment due to us on or before September 30, 2013.  In addition, during fiscal 2011, we also advanced LEAF $1.0 million and again charged LEAF interest of 7% per annum.  In November 2011, LEAF repaid us $2.7 million in full settlement of this loan and advance.

Sub-servicing agreement with LEAF for the commercial finance investment funds.  We entered into a sub-servicing agreement with LEAF to provide management services for our remaining commercial finance funds.  The fee is equal to LEAF's costs to provide these services up to a maximum of 1% of the net present value of all lease and loan contracts comprising each commercial finance fund's borrowing base under its credit facilities or securitizations.  In addition, LEAF is entitled to an evaluation fee equal to 50% of any acquisition or similar fee collected by us in connection with the acquisition of any new lease or loan contracts for which LEAF provides evaluation services.

Transactions between LEAF Financial Corporation and its investment entities.  LEAF and LEAF Financial Corporation, which we refer to as LEAF Financial, originated and manage leases and loans on behalf of the commercial finance funds for which LEAF Financial is also is the general partner.  Prior to the LEAF deconsolidation in November 2011, leases and loans were sold to the commercial finance funds at fair value plus an origination fee not to exceed 2%.  During fiscal 2012, LEAF and LEAF Financial sold a total of $1.5 million of leases and loans to the commercial finance funds.

Advances to Affiliated Real Estate Limited Partnership.  During fiscal 2011, we agreed to increase our advances to an affiliated real estate limited partnership under a revolving note to $3.0 million (from $2.0 million), bearing interest at the prime rate.  The amount drawn, which is due upon demand, was $2.4 million as of September 30, 2012, which is included in the table above in Receivables from Managed Entities and Related Parties, net of allowance for credit losses.  We recorded $56,000 of interest income on this loan during fiscal 2012. Based on projected collectability concerns, determined by applying current asset values, this amount has been fully reserved.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending September 30, 2013.  Although approval is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.  The Audit Committee anticipates engaging Grant Thornton to review our financial statements for fiscal 2013.  If the selection of Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.  Even if Grant Thornton is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON TO AUDIT OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013.

We expect that representatives of Grant Thornton will be present at the annual meeting.  These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Audit Fees.  The aggregate fees billed by Grant Thornton for professional services rendered for the audit of our annual financial statements for the fiscal years ended September 30, 2012 and 2011 (including a review of internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during such fiscal years were $400,000 and $838,115, respectively.

Audit-Related Fees.  The aggregate fees billed by Grant Thornton for audit-related services, including separate audits as required by certain of our subsidiaries, consulting on accounting issues in connection with potential capital transactions, and assisting in audits of our ESOP and 401(k) Plan, were $1,925,631 and $1,734,098 for the fiscal years ended September 30, 2012 and 2011, respectively.

Tax Fees.  The aggregate fees billed by Grant Thornton for professional services related to tax compliance, tax advice and tax planning were $485,046 and $366,077 in the fiscal years ended September 30, 2012 and 2011, respectively.

All Other Fees.  Grant Thornton did not bill for products and services provided to us, other than services described above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees,” for the fiscal years ended September 30, 2012 and 2011.

Audit Committee Pre-Approval Policies and Procedures.  The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton as well as the fees charged by Grant Thornton for such services.  Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee.  All of such services and fees were pre-approved during fiscal 2012.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Stockholder proposals or nominations for election of directors submitted for inclusion in our proxy statement for our 2014 annual meeting of stockholders must be received by us no later than October 4, 2013.  Such items must comply with the eligibility standards promulgated by the SEC.  In accordance with our Bylaws, stockholder proposals or nominations for election of directors to be brought before the 2014 meeting, but not to be included in our proxy statement, must be received by us not later than November 4, 2013.  The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from our Secretary.

                    By order of the Board of Directors,
                    Michael S. Yecies, Secretary
                    February 1, 2013

RESOURCE AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF RESOURCE AMERICA, INC.

The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on January 18, 2013 at the Annual Meeting of Stockholders of Resource America, Inc. to be held Tuesday, March 12, 2013 and at any and all adjournments thereof as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCE AMERICA, INC.

March 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE MEETING TO BE HELD ON MARCH 12, 2013
The proxy statement and our 2012 Annual Report as available at
http://phx.corporate-ir.net/phoenix.zhtml?c=73519&p=proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â	Please detach along perforated line and mail in the envelope provided.	â

20330300000000001000 2	031213

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. ELECTION OF DIRECTORS: The nominees for election of directors to serve until the 2015 annual meeting:		2. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR RESOURCE AMERICA, INC. FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013.	For ☐	Against ☐	Abstain ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ OR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Michael J. Bradley ¡ Edward E. Cohen ¡ Andrew M. Lubin	3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.	For ☐	Against ☐	Abstain ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you which to withhold as shown here: ●

   This proxy, when properly executed, will be voted in the manner specified above by the named proxies.  If no direction is made, this proxy will be voted FOR all nominees listed and FOR the ratification of Grant Thornton LLP for the fiscal year ending September 30, 2013.

The undersigned hereby acknowledges receipt of the Resource America, Inc. Annual Report to Stockholders, Notice of the Resource America, Inc. Annual Meeting and the Proxy Statement relating thereto.

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	☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
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